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                                                              EXHIBIT (10)(f.1)



                              CONSULTING AGREEMENT


       THIS AGREEMENT (the "Agreement") is made as of the 12th day of June 1997, by and between IRT Property Company, a Georgia corporation (the "Company"), and Donald W. MacLeod ("Executive").

       The Executive has requested that the Company allow him to retire and continue to enjoy certain benefits under his Employment Agreement in recognition of his long service and successful leadership of the Company. The Company believes it is desirable and in its best interest to provide for the continued orderly succession of management and to reward and acknowledge the Executive's long-term contributions to the Company.

       For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Executive, intending to be legally bound, agree as follows:

1. Retirement as a Full-Time Employee. The Executive will retire as a full-time employee of the Company effective June 30, 1997, but will remain as a non-employee director and Chairman of the Board until the annual meeting of shareholders in 1998. Nothing contained herein shall preclude Mr. MacLeod from being renominated or reelected as a director or as Chairman of the Company at the 1998 Annual Meeting.

2. Consulting. Mr. MacLeod will be available to the Company upon reasonable request, to consult on special projects and otherwise provide advice for the period from July 1, 1997 through June 30, 1998 (the "Consulting Term"). In consideration for such consulting work, and his past services, Mr. MacLeod shall receive $150,000 during the Consulting Term, plus $18,000 cash. Such amount shall be paid in equal monthly installments, unless otherwise requested by the Executive. The Executive shall be entitled to all fringe benefits to which he is currently entitled through December 31, 1997, including all welfare plan and health benefits to which he and his dependents would be entitled under Company practices as of the date hereof, including amounts paid by the employee for health and welfare benefits and which would otherwise be paid by the Company if the Executive had remained an employee of the Company, whether under COBRA, Medicare and/or Medicaid, grossed up to reflect federal income taxes payable by the Executive at a marginal federal income tax rate of 39%.

3. Change-In-Control Payment. As provided in the Agreement between Executive and the Company dated October 1, 1995, as amended by Board action of the Company's Compensation Committee (the "Change in Control Agreement"), in the event of a "change-in-control" as defined in the Change in Control Agreement, between July 1, 1997 and June 30, 1999, Mr. MacLeod will receive a bonus to which he is presently entitled, equal to a total of $600,000, which shall be paid in equal monthly


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       installments, or as the Executive may otherwise request. Notwithstanding anything to the contrary contained in the Change in Control Agreement, no other amount shall be due Executive as a result of a change-in-control.

4. Termination of Employment Agreement. The July 1, 1980 Employment Agreement between the Company and the Executive has been amended from time to time (as amended, the "Employment Agreement"). Beginning July 1, 1997, no salary or bonus pursuant to such Employment Agreement shall be paid or payable to the Executive, but the Executive shall be entitled to all deferred compensation provided for therein, and all retirement and pension plan benefits, provided therein or otherwise by the Company to the Executive and to which Executive is currently entitled immediately prior to retirement on June 30, 1997, all of which shall be fully vested and payable as provided in the Employment Agreement or related plans. Otherwise, except as expressly provided in this Agreement, the Executive shall not be entitled to any further or other salary or benefits pursuant to the Change-In- Control Agreement or the Employment Agreement.

5. Miscellaneous. This Agreement is governed by and shall be construed in accordance with the laws of the State of Georgia. Except to the extent provisions of the Employment Agreement and the Change-In-Control Agreement are incorporated herein or otherwise are continuing in force and effect as provided herein, whether or not modified hereby, this Agreement contains the complete understanding and agreement of the parties.

       IN WITNESS WHEREOF, the undersigned has executed or caused this Agreement to be executed by its officers thereunto duly authorized as of the day and year first above written.

                                       EXECUTIVE:

                                       By:/s/DONALD W. MACLEOD
                                          --------------------
                                          DONALD W. MACLEOD

                                       IRT PROPERTY COMPANY

                                       By:/s/THOMAS H. MCAULEY
                                          --------------------
                                          Name: THOMAS H. MCAULEY
                                          Title:   PRESIDENT & CEO